Earnings Release

CONTACT:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Director, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
THIRD QUARTER 2014 RESULTS

Consolidated Portfolio Now Over 90% Leased

BETHESDA, MD. (October 23, 2014) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and nine months ended September 30, 2014.

Third Quarter 2014 and Subsequent Highlights

•	Reported Core Funds From Operations of $15.4 million, or $0.25 per diluted share.

•	Executed 733,000 square feet of leases, including 389,000 square feet of new leases.

•	Increased leased percentage in consolidated portfolio to 90.6% from 87.4% at September 30, 2013.

•
In September, acquired 11 Dupont Circle, NW, a 153,000 square foot, nine-story, fully leased office building located in downtown Washington, D.C., for $89.0 million, bringing the aggregate purchase price of acquisitions for the year to $188.0 million.

•
In October, sold the four remaining buildings at Owings Mills Business Park, which totaled 180,500 square feet, for net proceeds of $12.4 million, bringing aggregate net proceeds from dispositions for the year to $97.7 million.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated, “We are pleased to report another strong quarter of results. Our leasing continues to be solid, with an eleventh consecutive quarter of positive net absorption, which brings our portfolio to over 90% leased, a significant milestone. We acquired another high quality office property, 11 Dupont Circle, a well located, 100% leased, nine-story office building in Washington, D.C. We sold additional properties subsequent to quarter end, continuing our capital recycling strategy. We improved our debt costs through three debt refinancing’s during the quarter, and we rounded out our senior executive team with the addition of Samantha Gallagher as our General Counsel. We are proving through our results that our high quality portfolio, and our focused team, can overcome the temporary headwinds our markets are experiencing. We also believe that when market demand recovers, our portfolio will be uniquely positioned to benefit. Washington, D.C. is a phenomenal, international market, and our goal is to build the best commercial real estate company in the region.”

Funds From Operations (“FFO”) and Core FFO increased for the three months ended September 30, 2014 compared with the same period in 2013 due to an increase in net operating income and a reduction in interest expense, as we decreased the weighted average interest rate on our total outstanding debt by 95 basis points since September 30, 2013. FFO and Core FFO decreased for the nine months ended September 30, 2014 compared with the same period in 2013 due to a reduction in net operating income, primarily as a result of

Earnings Release - Continued

selling our industrial portfolio in June 2013. The reduction in net operating income from the industrial portfolio sale for the nine months ended September 30, 2014 was partially offset by improvements in net operating income on a same-property basis.

A reconciliation between Core FFO and FFO available to common shareholders for the three and nine months ended September 30, 2014 and 2013 is presented below (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$15,441	$0.25	$13,524	$0.22	$43,258	$0.71	$45,257	$0.80
Loss on debt extinguishment	-	-	(123)	-	-	-	(4,738)	(0.08)
Deferred abatement and straight-line amortization(1)	-	-	-	-	(1,045)	(0.02)	1,567	0.03
Acquisition costs	(1,488)	(0.02)	(173)	-	(2,667)	(0.04)	(173)	-
Personnel separation costs	-	-	(1,777)	(0.03)	-	-	(1,777)	(0.03)
Contingent consideration related to acquisition of property(2)	-	-	-	-	-	-	(75)	-
Legal costs associated with informal SEC inquiry	-	-	-	-	-	-	(391)	(0.01)
FFO available to common shareholders	$13,953	$0.23	$11,451	$0.19	$39,546	$0.65	$39,670	$0.70
Net income (loss)	$49		$(1,717)		$16,941		$14,722
Net (loss) income attributable to common shareholders per diluted common share(3)	$(0.05)		$(0.08)		$0.12		$0.09

(1)
As a result of the sale of Girard Business Center and Gateway Center in January 2014, we accelerated the amortization of straight-line rents and deferred abatement related to those properties. During the first quarter of 2013, we accelerated the amortization of the straight-line balance and the deferred abatement for Engineering Solutions at I-66 Commerce Center, which terminated its lease prior to completion. The tenant vacated the property at the end of March 2013. The property was sold in May 2013.

(2)
Reflects an increase in our contingent consideration liability related to our acquisition of Corporate Campus at Ashburn Center in 2009. We paid $1.7 million to the seller of the property in the third quarter of 2013 to fulfill our obligation. The property was subsequently sold in June 2014 for a gain of $21.2 million.

(3)	Reflects amounts attributable to noncontrolling interests and the impact of dividends on our preferred shares to arrive at net (loss) income attributable to common shareholders.

A reconciliation of net income (loss) to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At September 30, 2014, our consolidated portfolio consisted of 135 buildings totaling 8.9 million square feet. Our consolidated portfolio was 90.6% leased and 87.0% occupied at September 30, 2014 compared with 87.4% leased and 85.1% occupied at September 30, 2013. Year-over-year, our consolidated portfolio experienced a 320 basis-point increase in our leased percentage and a 190 basis-point increase in our occupied percentage.

Earnings Release - Continued

During the third quarter of 2014, we executed 733,000 square feet of leases, which consisted of 389,000 square feet of new leases and 344,000 square feet of renewal leases, and we achieved a tenant retention rate of 79%. We had positive net absorption of 108,000 square feet in the third quarter of 2014, which resulted in our eleventh consecutive quarter of positive net absorption. New leases executed during the third quarter included a 15-year lease with the GSA for 167,000 square feet at a to-be-constructed building in Northern Virginia on vacant land that we have in our portfolio. We currently expect to complete construction of the new building in the fourth quarter of 2016. However, we can provide no assurance regarding timing, costs or results of the project. In addition, we signed a full-floor office lease, totaling 15,000 square feet, at 440 First Street, NW in Washington, D.C, which brought the property to approximately 45% leased. For the nine months ended September 30, 2014, we achieved positive net absorption of 198,000 square feet, executed over 1.3 million square feet of leases, which included 700,000 square feet of new leases, and achieved a tenant retention rate of 69%.

Same-Property Net Operating Income (“Same-Property NOI”) increased 1.4% and 1.0% on an accrual basis for the three and nine months ended September 30, 2014, respectively, compared with the same periods in 2013. For the three months ended September 30, 2014, the increase in Same-Property NOI was primarily due to increases in occupancy at Redland Corporate Center, which is located in Maryland, Three Flint Hill and Atlantic Corporate Park, which are both located in Northern Virginia, and Norfolk Commerce Park, which is located in Southern Virginia. Same-Property NOI for the Washington, D.C. region decreased compared with the same period in 2013 as a result of a decrease in occupancy at 1211 Connecticut Avenue, NW. For the nine months ended September 30, 2014, the increase in Same-Property NOI compared with the same period in 2013 was primarily due to an increase in occupancy, which was partially offset by a $0.5 million increase in snow and ice removal costs, net of recoveries during such period. Excluding the impact of the additional snow and ice removal costs, our Same-Property NOI increased 1.5% for the nine months ended September 30, 2014 compared with the same period in 2013.

A reconciliation of net income (loss) to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “value add” and “non-core” as they relate to our portfolio, can be found in our Third Quarter 2014 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Acquisitions

Consistent with our previously disclosed strategy of focusing on high-quality office properties, we continued to improve the quality of our portfolio with active capital recycling. On September 24, 2014, we acquired 11 Dupont Circle, NW, a 153,000 square foot, nine-story, office building in downtown Washington, D.C. for $89.0 million. The property is located one block from the Dupont Circle Metro station and includes approximately 12,000 square feet of retail space located on the ground level. The property is currently 100% leased to 15 tenants. The acquisition was funded with a draw under our unsecured revolving credit facility.

Earnings Release - Continued

Dispositions

On October 16, 2014, we sold the four remaining buildings at Owings Mills Business Park, which totaled 180,500 square feet located in Owings Mills, Maryland, for net proceeds of $12.4 million. We recorded an impairment charge of $4.0 million in the second quarter of 2014. We had previously sold two separate buildings at Owings Mills Business Park in 2012. At September 30, 2014, we classified the four remaining buildings at Owings Mills Business Park as “held-for-sale” on our consolidated balance sheet. In accordance with new accounting standards, which we prospectively adopted during the second quarter of 2014, the operating results and impairment of Owings Mills Business Park are reflected in continuing operations in our consolidated statements of operations for each of the periods presented in this press release.

Consistent with our previously disclosed capital recycling strategy, we are actively marketing our Richmond, Virginia portfolio for sale, which includes Chesterfield Business Center, Hanover Business Center, Park Central and Virginia Technology Center and in the aggregate is comprised of 19 buildings totaling 828,000 square feet. We anticipate closing the sale late in the fourth quarter of 2014 or in early 2015. However, we can provide no assurances regarding the timing or pricing of the sale of the Richmond Portfolio, or that the sale will occur at all.

Financing Activity

On July 10, 2014, our 50% owned unconsolidated joint venture repaid a $27.9 million mortgage loan that encumbered 1750 H Street, NW, a ten-story, 113,000 square-foot office building located in Washington, D.C. Simultaneously with the repayment, the joint venture entered into a new $32.0 million mortgage loan that has a fixed-interest rate of 3.92%, which is over 160 basis points lower than the previous mortgage loan. The new mortgage loan requires interest only payments, matures on of August 1, 2024, and is repayable in full without penalty on or after August 1, 2021.

On September 26, 2014, our 25% owned unconsolidated joint venture amended a $28.0 million mortgage loan that encumbers Rivers Park I and II, a six-building, 308,000 square-foot business park located in Columbia, Maryland. The amended loan reduced the variable interest rate spread by 60 basis points and reduced the amount of outstanding principal recourse to us to 10% from 25%. The amended loan matures on September 26, 2017 and is repayable in full without penalty at any time during the term of the loan.

On October 16, 2014, our 97% owned consolidated joint venture repaid a $22.0 million loan that was subject to a 5.0% interest rate floor. The loan encumbered the Storey Park land which is located in Washington, D.C. Simultaneously with the repayment, the joint venture entered into a new $22.0 million loan with a variable interest rate of LIBOR plus 2.50%. The new loan requires interest only payments, has a maturity date of October 16, 2016, with a one-year extension at our option, and is repayable in full without penalty at any time during the term of the loan.

Balance Sheet

We had $814.4 million of debt outstanding at September 30, 2014, of which $255.9 million was fixed-rate debt, $300.0 million was hedged variable-rate debt and $258.5 million was unhedged variable-rate debt.

Earnings Release - Continued

Dividends

On October 21, 2014, we declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend will be paid on November 17, 2014 to common shareholders of record as of November 6, 2014. We also declared a dividend of $0.484375 per share on our Series A Preferred Shares. The dividend will be paid on November 17, 2014 to preferred shareholders of record as of November 6, 2014.

Core FFO Guidance

We increased the low end of our full-year 2014 Core FFO per share guidance to $0.94 to $0.97 per diluted share, as a result of our strong third quarter performance and current anticipated timing of the sale of our Richmond portfolio. Our revised guidance reflects all completed capital recycling activities as of the date of this release. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio NOI
Properties Owned December 31, 2013	$104,000	-	$105,000
Properties Sold (1)	(5,500)
Assumption for Additional Dispositions (2)	(750)	-	—
Properties Acquired (3)	5,000
Assumption for Additional Acquisitions	—	-	—
Total NOI	$102,750		$104,500
Interest and Other Income	$6,500
FFO from Unconsolidated Joint Ventures	$4,750	-	$5,250
Interest Expense (4)	$25,000	-	$25,500
G&A	$20,000	-	$21,000
Preferred Dividends	$12,400
Weighted Average Shares and Units	60,500	-	61,000
Year-End Occupancy	87.0%	-	88.5%
Same Property NOI - Accrual Basis (5)	1.5%	-	2.5%

(1)
Reflects the disposition of Girard Business Center and Gateway Center, which were sold in January 2014, the disposition of West Park and Patrick Center, which were sold in April 2014, the disposition of Corporate Campus at Ashburn Center, which was sold in June 2014, and the disposition of Owings Mills Business Park, which was sold in October 2014.

(2)
The high end of the range assumes the Richmond portfolio is sold at year-end 2014, or early 2015. The low end of the range assumes the Richmond portfolio is sold midway through the fourth quarter of 2014. This is solely an assumption for the purposes of providing guidance and is in addition to the properties sold as of the date hereof and listed in footnote (1) above. We can provide no assurances regarding the timing or pricing of the sale of the Richmond portfolio, or that the sale will occur at all.

(3)
Reflects the anticipated 2014 NOI from the acquisition of 1401 K Street, NW, which we acquired on April 8, 2014, the acquisition of 1775 Wiehle Avenue, which we acquired on June 25, 2014, and the acquisition of 11 Dupont Circle, NW, which we acquired on September 24, 2014.

(4)
Assumes proceeds from properties sold, as well as the assumed additional dispositions are used to repay amounts outstanding under our unsecured revolving credit facility, and capital for additional acquisitions are drawn from the unsecured revolving credit facility, with the exception of the $37.3 million mortgage we assumed with the acquisition of 1401 K Street, NW.

(5)	Assumes Gateway Center, Girard Business Center, West Park, Patrick Center, Corporate Campus at Ashburn Center, and Owings Mills Business Park are the only 2014 dispositions.

Earnings Release - Continued

Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2014	Low Range	High Range
Net income attributable to common shareholders per diluted share	$0.10	$0.11
Real estate depreciation(1)	1.09	1.10
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.25)	(0.24)
Core FFO per diluted share	$0.94	$0.97

(1)	Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to our disposed properties.

(2)	Items excluded from Core FFO consist of the gains or losses associated with disposed properties, the costs associated with the informal SEC inquiry, if any, and acquisition costs.
Investor Conference Call and Webcast

First Potomac Realty Trust will host a conference call on October 24, 2014 at 9:00 AM ET to discuss third quarter results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on October 24, 2014, until midnight ET on November 3, 2014. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 13591638.

A live broadcast of the conference call will also be available online at our website, www.first-potomac.com, on October 24, 2014, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of September 30, 2014, our consolidated portfolio totaled 8.9 million square feet. Based on annualized cash basis rent, our portfolio consists of 59% office properties and 41% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified, with the potential for another 700,000 square feet in future development projects. Approximately half of the portfolio's multi-story office square footage is LEED or Energy Star Certified. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We also exclude any depreciation and amortization related to third parties from our consolidated joint ventures from our FFO calculation.

Earnings Release - Continued

We consider FFO a useful measure of performance for an equity real estate investment trust (“REIT”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate performance measure given its wide use by investors and analysts. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We present FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding common Operating Partnership units for the periods presented.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal costs associated with the informal SEC inquiry, personnel separation costs, contingent consideration charges and acquisition costs.

Our presentation of FFO in accordance with the NAREIT white paper, or presentation of Core FFO, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Our FFO and Core FFO calculations are reconciled to net income (loss) in our Consolidated Statements of Operations included in this release.

NOI – We define net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of our property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and business park properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. Our NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by us for the entirety of the periods compared, is a primary performance measure we use to assess the results of operations at our properties. As an indication of our operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of our Same-Property NOI to net income

Earnings Release - Continued

from our consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, we eliminate depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2014 Core FFO guidance and related assumptions, potential sales and the timing of such sales, and future acquisition and growth opportunities, are subject to various risks and uncertainties. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions on acceptable terms; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the SEC. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rental	$33,432	$31,137	$98,503	$92,917
Tenant reimbursements and other	8,571	8,112	26,105	24,322
Total revenues	42,003	39,249	124,608	117,239
Operating expenses:
Property operating	11,222	10,431	34,989	30,174
Real estate taxes and insurance	4,203	4,062	12,844	12,549
General and administrative	4,955	6,346	15,370	16,598
Acquisition costs	1,488	173	2,667	173
Depreciation and amortization	16,000	14,343	46,714	42,538
Impairment of rental property	-	-	3,956	-
Contingent consideration related to acquisition of property	-	-	-	75
Total operating expenses	37,868	35,355	116,540	102,107
Operating income	4,135	3,894	8,068	15,132
Other expenses (income):
Interest expense	6,182	7,726	18,096	27,036
Interest and other income	(1,684)	(1,696)	(5,112)	(4,800)
Equity in earnings of affiliates	(412)	(19)	(385)	(54)
Loss on debt extinguishment/ modification	-	123	-	324
Gain on sale of rental property	-	-	(21,230)	-
Total other expenses (income)	4,086	6,134	(8,631)	22,506
Income (loss) from continuing operations	49	(2,240)	16,699	(7,374)
Discontinued operations:
Income (loss) from operations	-	107	(1,096)	7,147
Loss on debt extinguishment	-	-	-	(4,414)
Gain on sale of rental property	-	416	1,338	19,363
Income from discontinued operations	-	523	242	22,096
Net income (loss)	49	(1,717)	16,941	14,722
Less: Net loss (income) attributable to noncontrolling interests	131	211	(327)	(196)
Net income (loss) attributable to First Potomac Realty Trust	180	(1,506)	16,614	14,526
Less: Dividends on preferred shares	(3,100)	(3,100)	(9,300)	(9,300)
Net (loss) income attributable to common shareholders	$(2,920)	$(4,606)	$7,314	$5,226

Earnings Release - Continued

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net (loss) income attributable to common shareholders	$(2,920)	$(4,606)	$7,314	$5,226
Depreciation and amortization:
Rental property	16,000	14,343	46,714	42,538
Discontinued operations	-	573	496	5,281
Unconsolidated joint ventures	1,004	1,332	3,306	4,001
Consolidated joint ventures	-	(46)	-	(150)
Impairment of rental property	-	474	3,957	1,921
Gain on sale of rental property	-	(416)	(22,568)	(19,363)
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(131)	(203)	327	216
Funds from operations available to common shareholders	$13,953	$11,451	$39,546	$39,670

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Funds from operations (FFO)	$17,053	$14,551	$48,846	$48,970
Less: Dividends on preferred shares	(3,100)	(3,100)	(9,300)	(9,300)
FFO available to common shareholders	13,953	11,451	39,546	39,670
Personnel separation costs	-	1,777	-	1,777
Loss on debt extinguishment	-	123	-	4,738
Deferred abatement and straight-line amortization	-	-	1,045	(1,567)
Acquisition costs	1,488	173	2,667	173
Contingent consideration related to acquisition of property	-	-	-	75
Legal costs associated with informal SEC inquiry	-	-	-	391
Core FFO	$15,441	$13,524	$43,258	$45,257
Basic and diluted earnings per common share:
(Loss) income from continuing operations available to common shareholders	$(0.05)	$(0.09)	$0.12	$(0.30)
Income from discontinued operations available to common shareholders	-	0.01	-	0.39
Net (loss) income available to common shareholders	$(0.05)	$(0.08)	$0.12	$0.09
Weighted average common shares outstanding:
Basic	58,167	57,969	58,137	54,014
Diluted	58,167	57,969	58,209	54,014
FFO available to common shareholders per share – basic and diluted	$0.23	$0.19	$0.65	$0.70
Core FFO per share – diluted	$0.25	$0.22	$0.71	$0.80
Weighted average common shares and units outstanding:
Basic	60,798	60,561	60,767	56,610
Diluted	60,882	60,628	60,839	56,701

Earnings Release - Continued

Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets:
Rental property, net	$1,342,280	$1,203,299
Assets held-for-sale	12,757	45,861
Cash and cash equivalents	11,993	8,740
Escrows and reserves	3,870	7,673
Accounts and other receivables, net of allowance for doubtful accounts of $1,440 and $1,181, respectively	11,029	12,384
Accrued straight-line rents, net of allowance for doubtful accounts of $276 and $92, respectively	31,906	30,332
Notes receivable, net	63,719	54,696
Investment in affiliates	48,008	49,150
Deferred costs, net	43,824	43,198
Prepaid expenses and other assets	8,856	8,279
Intangible assets, net	50,495	38,848
Total assets	$1,628,737	$1,502,460
Liabilities:
Mortgage loans	$301,422	$274,648
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	213,000	99,000
Accounts payable and other liabilities	38,936	41,296
Accrued interest	1,743	1,663
Rents received in advance	7,158	6,118
Tenant security deposits	6,649	5,666
Deferred market rent, net	3,575	1,557
Total liabilities	872,483	729,948
Noncontrolling interests in the Operating Partnership	32,802	33,221
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 shares issued and outstanding	160,000	160,000
Common shares, $0.001 par value, 150,000 shares authorized; 58,815 and 58,704 shares issued and outstanding, respectively	59	59
Additional paid-in capital	913,601	911,533
Noncontrolling interests in a consolidated partnership	942	781
Accumulated other comprehensive loss	(2,777)	(3,836)
Dividends in excess of accumulated earnings	(348,373)	(329,246)
Total equity	723,452	739,291
Total liabilities, noncontrolling interests and equity	$1,628,737	$1,502,460

Earnings Release - Continued

Same-Property Analysis
(unaudited, dollars in thousands)

Same Property NOI(1)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total base rent	$29,991	$29,983	$90,281	$89,056
Tenant reimbursements and other	7,407	7,400	23,227	21,772
Property operating expenses	(9,325)	(9,604)	(29,733)	(27,935)
Real estate taxes and insurance	(3,727)	(3,773)	(11,647)	(11,449)
Same-Property NOI - accrual basis	24,346	24,006	72,128	71,444

Straight-line revenue, net	(71)	(342)	(757)	(907)
Deferred market rental revenue, net	(23)	46	(64)	62
Same-Property NOI - cash basis	$24,252	$23,710	$71,307	$70,599

Change in same-property NOI - accrual basis	1.4%		1.0%
Change in same-property NOI - cash basis	2.3%		1.0%

Same-property percentage of total portfolio (sf)	93.5%		93.5%

Reconciliation of Consolidated NOI to Same-Property NOI	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total revenues	$42,003	$39,249	$124,608	$117,239
Property operating expenses	(11,222)	(10,431)	(34,989)	(30,174)
Real estate taxes and insurance	(4,203)	(4,062)	(12,844)	(12,549)
NOI	26,578	24,756	76,775	74,516
Less: Non-same property NOI(2)	(2,232)	(750)	(4,647)	(3,072)
Same-Property NOI - accrual basis	$24,346	$24,006	$72,128	$71,444

Change in Same-Property NOI (accrual basis)
By Region	Three Months Ended September 30, 2014	Percentage of Base Rent	Nine Months Ended September 30, 2014	Percentage of Base Rent
Washington, D.C.	(8.8)%	14%	(4.3)%	14%
Maryland	9.7%	28%	2.3%	28%
Northern Virginia	0.7%	34%	1.8%	34%
Southern Virginia	0.2%	24%	1.8%	24%

By Type
Business Park/Industrial	0.5%	44%	3.5%	44%
Office	2.2%	56%	(1.2)%	56%

(1)
Same-property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties that were owned as of September 30, 2014: 440 First Street, NW, Storey Park, 1401 K Street, NW, 1775 Wiehle Avenue, 11 Dupont Circle, NW and a building at Redland Corporate Center.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.